Exhibit 99.1



Lexmark reports record revenue and EPS for first quarter

o  Supplies sales drive growth
o  Strong laser printer sales in the quarter
o  Company repurchases a record $227 million of its common stock

Lexington, Ky., April 26, 2005 - Lexmark International, Inc. (NYSE: LXK) today announced record financial results for its first quarter ended March 31, 2005. First quarter revenue was $1.358 billion, an increase of 8 percent compared to $1.256 billion last year. EPS were $0.96 and would have been $0.99 without the items described below. Market conditions were particularly challenging in the first quarter as a result of aggressive pricing and soft consumer market demand.

"Our revenue growth in the quarter was driven mainly by supplies, reflecting the consistency of our business model, and also by strong demand for our laser printers. We continued our increased investments in R&D and branding in the first quarter in support of our strategic initiatives to drive long-term growth," said Paul J. Curlander, Lexmark chairman and chief executive officer.

First quarter operating income includes a $9.6 million, or 5 cents per share, charge which represents management's best estimate of probable losses relating to 2002 through 2004 accounts receivable in Spain due to inappropriate conduct by a former employee of Lexmark Spain. Also included in earnings per share is a benefit of 2 cents from the retroactive extension of a favorable non-U.S. tax rate. Diluted net earnings per share for the first quarter were a record $0.96. Excluding these items, earnings per share would have been $0.99, up from $0.91 in the same quarter last year.

Gross profit margin was 33.0 percent for the quarter, a 30 basis point improvement compared to 32.7 percent a year ago. Operating expenses were 21.0 percent of revenue, up from 19.6 percent in the prior year, driven by the charge and continued strategic investments in development and marketing. Operating income was $161.7 million compared to $165.2 million last year. Excluding the charge, operating income would have been a record $171.3 million.

Lexmark repurchased a record $227 million of its common stock during the quarter. The company's remaining share repurchase authorization was approximately $675 million at quarter-end. Net cash provided by operating activities was $77 million in the first quarter and capital expenditures for the quarter were $53 million.

Lexmark increases participation in photo printing with new All-In-Ones

In keeping with its strategy to increase participation in high-growth segments such as inkjet photo printing, the company today announced two inkjet All-In-One
(AIO) products that print, copy, scan, and make printing digital photos easy. Affordably priced to appeal to a broad group of consumers at $79 after rebate and $129 respectively, the Lexmark X3350 and the Lexmark P4350 are both equipped with embedded pictbridge support that make it fast and simple to print borderless 4x6 prints directly from a digital camera. The Lexmark P4350 also features photo card slots and a 1.7 inch color LCD screen, an industry first for sub-$150 AIOs.


Looking forward

In the second quarter of 2005, the company expects a year-over-year revenue growth rate in the mid-single digit range and earnings per share of $1.01 to $1.11, compared to $1.02 in the same quarter a year ago. The company believes that the appeal and ease of use of its product line and the strength of its supplies-driven business model will contribute to future growth. However, the potential for weakening market demand and for aggressive price competition continue.

During the second quarter, the company will be evaluating a plan to repatriate funds under the American Jobs Creation Act. If implemented to the maximum, it would result in repatriation of $684 million of dividends during 2005 with a tax cost of up to $70 million, which would be included in the company's second quarter results. The impact of this repatriation is not included in the company's guidance.

                                       ###

Lexmark is hosting a conference call with securities analysts on Tuesday, April 26, 2005, at 8:30 a.m. Eastern Time. A live broadcast and a complete replay of this call can be accessed from Lexmark's investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-338-6461 or the replay shortly after the call by calling 877-519-4471 using access code 5880094. This telephone replay will be available until noon on Monday, May 2, 2005.

Lexmark International, Inc. makes it easier for businesses and consumers to move information between the digital and paper worlds. Since its inception in 1991, Lexmark has become a leading developer, manufacturer and supplier of printing and imaging solutions for customers in more than 150 countries. Lexmark reported $5.3 billion in revenue in 2004, and can be found on the Internet at www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. Prices are estimated street prices in U.S. dollars.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, aggressive pricing from competitors and resellers, market conditions, the impact of competitors' products, management of the company's and resellers' inventory levels, market acceptance of new products and pricing programs, increased investment to support product development and marketing, the ability and/or incremental expense to produce and deliver products to satisfy customer demand, changes in a country's or region's political or economic conditions, currency fluctuations, financial failure or loss of business with a key customer, reseller or supplier, production and supply difficulties including disruptions at important points of exit and entry and distribution centers, competition in aftermarket supplies, unforeseen cost impacts, conflicts among sales channels, the outcome of pending and future litigation or governmental proceedings, intellectual property and other legal claims and expenses, difficulties or delays in software and information systems implementations, and other risks described in the company's Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
                  CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                     (In Millions, Except Per Share Amounts)
                                  (Unaudited)


                                                                                          Three Months Ended
                                                                                               March 31
                                                                                    -------------------------------

                                                                                         2005            2004
                                                                                         ----            ----

Revenue                                                                              $ 1,357.6       $ 1,256.0

Cost of revenue                                                                          910.3           845.2
                                                                                     ---------       ---------

         Gross profit                                                                    447.3           410.8
                                                                                     ---------       ---------


Research and development                                                                  82.6            72.2
Selling, general and administrative                                                      203.0           173.4
                                                                                     ---------       ---------
         Operating expense                                                               285.6           245.6
                                                                                     ---------       ---------


         Operating income                                                                161.7           165.2


Interest (income) expense, net                                                            (6.4)           (2.3)
Other expense (income), net                                                                2.7             0.6
                                                                                     ---------       ---------

         Earnings before income taxes                                                    165.4           166.9

Provision for income taxes                                                                41.5            45.9
                                                                                     ---------       ---------
         Net earnings                                                                $   123.9       $   121.0
                                                                                     =========       =========



Net earnings per share:
         Basic                                                                       $    0.97       $    0.93
                                                                                     =========       =========

         Diluted                                                                     $    0.96       $    0.91
                                                                                     =========       =========



Shares used in per share calculation:
         Basic                                                                           127.3           129.6
                                                                                     =========       =========

         Diluted                                                                         129.5           133.1
                                                                                     =========       =========



                  LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
                                  (In Millions)
                                   (Unaudited)



                                                                                         March 31           December 31
                                                                                           2005                2004
                                                                                     ----------------   ------------------


ASSETS

Current assets:
         Cash and cash equivalents                                                       $    494.4         $    626.2
         Marketable securities                                                                881.4              940.5
         Trade receivables, net                                                               699.5              744.4
         Inventories                                                                          458.8              464.9
         Prepaid expenses and other current assets                                            218.1              224.9
                                                                                         ----------         ----------
                  Total current assets                                                      2,752.2            3,000.9

Property, plant and equipment, net                                                            806.1              792.2
Other assets                                                                                  331.8              331.2
                                                                                         ----------         ----------
                  Total assets                                                           $  3,890.1         $  4,124.3
                                                                                         ==========         ==========



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Short-term debt                                                                 $      -           $      1.5
         Accounts payable                                                                     567.8              670.6
         Accrued liabilities                                                                  727.2              795.6
                                                                                         ----------         ----------
                  Total current liabilities                                                 1,295.0            1,467.7


Long-term debt                                                                                149.5              149.5
Other liabilities                                                                             431.5              424.2
                                                                                         ----------         ----------
                  Total liabilities                                                         1,876.0            2,041.4
                                                                                         ----------         ----------


Stockholders' equity:
         Preferred stock                                                                        -                 -
         Common stock and capital in excess of par                                          1,099.6            1,077.7
         Retained earnings                                                                  2,787.6            2,663.7
         Treasury stock, net                                                               (1,719.7)          (1,493.2)
         Accumulated other comprehensive loss                                                (153.4)            (165.3)
                                                                                         ----------         ----------
                  Total stockholders' equity                                                2,014.1            2,082.9
                                                                                         ----------         ----------
                  Total liabilities and stockholders' equity                             $  3,890.1         $  4,124.3
                                                                                         ==========         ==========
